UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2019

APACHE OFFSHORE INVESTMENT PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware	0-13546	41-1464066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

As previously announced, Apache Corporation, as the managing partner (the “Managing Partner”) of Apache Offshore Investment Partnership (the “Investment Partnership”), gave notice on March 22, 2019 of its intention to withdraw as managing general partner of the Investment Partnership. The notice described the withdrawal process and certain notice periods required by that process. The Managing Partner expects that, unless certain events occur as described in the notice, an event of dissolution will occur for the Investment Partnership, and the Managing Partner will begin winding up and liquidating the business and affairs of the Investment Partnership, after July 20, 2019.

On April 26, 2019, the Managing Partner determined that, during the withdrawal and dissolution process, it would be inconsistent with the Managing Partner’s fiduciary duties to purchase (or to cause the Investment Partnership to purchase) outstanding units of partnership interests (“Units”) from the holders thereof pursuant to the right of presentment provided for in Sections 6.9 through 6.14 of the Partnership Agreement of the Investment Partnership (the “Partnership Agreement”). As a result of this determination by the Managing Partner, pursuant to Section 6.12 of the Partnership Agreement, the right of presentment has been terminated, and Sections 6.9 through 6.14 have “become null and void and of no further force or effect” as provided in Section 6.12.

The Investment Partnership has not made a repurchase under the right of presentment since 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE OFFSHORE INVESTMENT PARTNERSHIP
By: Apache Corporation, Managing Partner

Date: April 26, 2019	/s/ Rebecca A. Hoyt
	Name:	Rebecca A. Hoyt
	Title:	Senior Vice President, Chief Accounting Officer, and Controller of Apache Corporation, Managing Partner